AMENDMENT NO. 4
                                     to the
                               CUSTODIAN AGREEMENT

     This is an amendment the Custodian Agreement dated as of February 15, 1999, between E*TRADE Funds ("Fund") and Investors Bank & Trust Company ("IBT"), as amended by the Amendment Agreement dated as December 26, 2000, among the Fund, E*TRADE Asset Management, Inc. ("ETAM"or the "Adviser") and IBT and such other previous amendments as have been adopted from to time.

     WHEREAS, the Fund has entered into a Third Amended and Restated Administrative Services Agreement with ETAM pursuant to which each series of the Fund, rather than ETAM, is responsible for its own expenses including compensation paid to all third-party service providers such as IBT;

     WHEREAS, the Board of Trustees of the Trust ("Board") has approved the liquidation of the E*TRADE Extended Market Index Fund ("Extended Market Fund") and the E*TRADE Global Titans Index Fund ("Global Titans Fund") effective upon the liquidation date as indicated in the Plan of Liquidation adopted by the Board ("Liquidation Date");

     WHEREAS, the Board has approved the merger of the E*TRADE E-Commerce Index Fund ("E-Commerce Fund") with and into the E*TRADE Technology Index Fund ("Technology Fund"), subject to the approval of shareholders, and such reorganization is expected to take place prior to December 31, 2001;

     WHEREAS, the Board has approved the conversion of the E*TRADE Bond Index Fund ("Bond Fund") to an actively managed fund, subject to the approval of shareholders, and such conversion is expected to take place prior to December 31, 2001;

     WHEREAS, the Fund, ETAM and IBT desire to amend the Custodian Agreement as set forth below; and

     WHEREAS, the Fund, ETAM and IBT agree that ETAM shall be removed as a party to the Custodian Agreement and the Fund, on behalf of each series of the Fund, shall be responsible for the duties set forth in the Custodian Agreement as amended hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

     1.   Amendments effective upon the Liquidation Date:

          (a) The Custodian Agreement is hereby amended by deleting the lead-in paragraph thereof in its entirety and inserting in lieu thereof the following:

          "Agreement made as of this 15th day of February, 1999, by and between E*TRADE FUNDS, a business trust organized under the laws of the State of Delaware ("Fund"), on behalf of each series of the Fund shown in Appendix A, and Investors Bank & Trust Company, a Massachusetts trust company ("Investors Bank")."

          (b) Paragraph 1 of the Custodian Agreement is hereby amended by deleting such Paragraph 1 in its entirety and inserting in lieu thereof the following:

               "Bank Appointed as Custodian. The Fund hereby appoints the Bank as custodian of the Fund's portfolio securities and cash delivered to the Bank as hereinafter described, and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement, the Fund agrees to pay to the Bank the fees set forth in Appendix B-1 and Appendix B-2 hereto."

          (c) Paragraph 16.4 of the Custodian Agreement is hereby amended by deleting the word "Adviser" therein and inserting in lieu thereof the word "Fund."

     2. Effective upon the Liquidation Date, the Extended Market Fund is hereby removed from Appendix A and Appendix B-1.

     3. Effective upon the Liquidation Date, the Global Titans Fund is hereby removed from Appendix A and Appendix B-2.

     4. The E-Commerce Fund is hereby removed from Appendix A and Appendix B-2 effective upon the earlier of either (a) the reorganization of E-Commerce Fund with and into the Technology Fund, if such reorganization is approved by shareholders of the E-Commerce Fund; or
          (b) if the reorganization is not approved by shareholders, upon the liquidation of the E-Commerce Fund, which is expected to occur prior to December 31, 2001.

     5. Upon the effective date of the reorganization or the liquidation of the E-Commerce Fund, which is expected to occur before December 31, 2001, Appendix A is hereby amended and substituted with the attached Appendix A.

     6. Upon the effective date of the conversion of the Bond Fund to an actively managed fund, if such conversion is approved by shareholders, the Bond Fund is hereby removed from under the heading "Feeders" in Appendix A and is hereby inserted under the heading "Stand-Alone" in Appendix A and the name of the fund in Appendix A is changed to the "E*TRADE Bond Fund." If the conversion of the Bond Fund to an actively managed fund is not approved by shareholders, upon the effective date of the liquidation of the Bond Fund, Appendix A is hereby modified and amended to remove that fund from Appendix A.

     7. The compensation paid to IBT for services provided to the E-Commerce Fund shall be paid by ETAM until the earlier of either the reorganization or the liquidation of the E-Commerce Fund as indicated in paragraph 4 above.

     8. The compensation paid to IBT for services provided to the Bond Fund shall be paid by ETAM until the earlier of either the conversion or the liquidation of the Bond Fund as indicated in paragraph 6 above.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Custodian Agreement to be executed by their respective officers thereunto duly authorized as of ___________, 2001.



E*TRADE FUNDS                      E*TRADE ASSET MANAGEMENT, INC.



By:                                By:
    ------------------------            ------------------------------
    Name:                               Name:
    Title:                              Title:


INVESTORS BANK & TRUST COMPANY


By:
    -----------------------------
    Name:
    Title:

                                   APPENDIX A
                                     to the
                               CUSTODIAN AGREEMENT

Feeders
-------

E*TRADE Bond Index Fund*

E*TRADE International Index Fund

E*TRADE Premier Money Market Fund

E*TRADE Russell 2000 Index Fund

E*TRADE S&P 500 Index Fund

Stand-Alone
-----------

E*TRADE Asset Allocation Fund

E*TRADE Financial Sector Index Fund

E*TRADE Technology Index Fund


* The name of this fund will be changed to the "E*TRADE Bond Fund," and the fund will be removed from the "Feeder" list and be added to the "Stand-Alone" list, if the conversion of the fund to an actively managed fund is approved by shareholders.